Exhibit 99.1

NOVASTAR TO PRESENT AT FIRST ANNUAL

BEAR STEARNS SPECIALTY FINANCE CONFERENCE

KANSAS CITY, MO., March 30, 2005 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced that Scott Hartman, CEO and Greg Metz, CFO, will be presenting at the First Annual Bear Stearns Specialty Finance Conference in New York City on April 4, 2005 at 2:00 pm Eastern time.

Presentation slides will be posted on the company’s website at www.novastarmortgage.com approximately one hour before the presentation begins.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, changes in dividend policy and other risk factors outlined in the Company’s 2004 annual report on Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424